Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

BILL OF SALE AND SURRENDER AGREEMENT

This BILL OF SALE AND SURRENDER AGREEMENT (this “Bill of Sale Agreement”) is made and entered into as of the 31st day of January 2025 (being the Agreement Date, as defined in Paragraph 1 below), by and between Mustang Bio, Inc., a Delaware corporation (“Seller”) and AbbVie Bioresearch Center Inc., a Delaware corporation (“Buyer”).

RECITALS

A.	Seller is the current tenant in the leased premises consisting of approximately 27,043 rentable square feet on the first floor (the “Leased Premises”) of the building located at 377 Plantation Street, Worcester, Massachusetts (the “Building”) under a Lease with WCS — 377 Plantation Street, Inc. (“Landlord”) dated as of October 27, 2017 (the “Original Mustang Lease”), as amended by that certain First Amendment to Lease Agreement of even date herewith (the “Mustang Amendment”).

B.	Landlord and Seller shall be terminating the Original Mustang Lease, as amended by the Mustang Amendment (as so amended, the “Mustang Lease”) earlier than specified under the Original Mustang Lease.

C.	Buyer currently occupies space in the Building pursuant to a lease with Landlord dated June 25, 2018, as amended by that certain First Amendment to Lease Agreement dated November 12, 2021, by that certain Second Amendment to Lease Agreement dated March 29, 2022, and pursuant to a Third Amendment to Lease Agreement to be executed of even date herewith (the “AbbVie Amendment”), AbbVie shall lease from Landlord the Leased Premises as the tenant following termination of the Mustang Lease.

D.	Seller and Buyer have agreed that Seller shall convey to Buyer good title to certain furniture, fixtures and equipment located in the Leased Premises and described in Attachment “1” annexed hereto (the “FF&E”) and the items pictured on Attachment “2” annexed hereto (the “Warehouse Items”) for a purchase price of One Million and 00/100 Dollars ($1,000,000.00) (the “Purchase Price”).

E.	Simultaneously herewith Seller, Buyer and Bowditch & Dewey, LLP (the “Escrow Agent”) are entering into that certain Escrow Agreement (the “Escrow Agreement”) pursuant to which Escrow Agent shall be disbursing the Purchase Price as further described in the Escrow Agreement and in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.	Conditional Effectiveness. The effectiveness of this Bill of Sale Agreement is made expressly contingent on the full execution and delivery of the Mustang Amendment, the AbbVie Amendment, and the Escrow Agreement. The “Agreement Date” shall be the latest of: (i) the date this Bill of Sale Agreement is executed and delivered by Buyer, (ii) the date this Bill of Sale Agreement is executed and delivered by Seller, (iii) the date that the Mustang Amendment shall be fully executed and delivered by the parties thereto, (iv) the date the AbbVie Amendment shall be fully executed and delivered by the parties thereto; and (v) the date the Escrow Agreement shall be fully executed and delivered by the parties thereto.

2.	Inspection of Leased Premises and FF&E. On or before the tenth (10th) business day following the Agreement Date (the “Anticipated Vacation Date”), Seller shall vacate the Leased Premises. Seller shall provide written notice to Buyer within one (1) business day of vacating the Leased Premises. Seller shall vacate the Leased Premises no later than twenty (20) business days following the Agreement Date.

A.	For the seven (7) business day period (the “Inspection Period”) following the date that is the later of (i) the date Buyer receives written notice from Seller that it has vacated the Leased Premises, and (ii) the Anticipated Vacation Date, Buyer shall have the right to enter the Leased Premises to inspect the Leased Premises and FF&E. Prior to the expiration of the Inspection Period, Buyer shall either (A) give Seller and Escrow Agent written notice (an “Acceptance Notice”) stating that a Sufficient Percentage of the FF&E items listed in Attachment “1” are present in the Leased Premises and functional for their intended purpose without the need for repair or replacement (“Acceptable Condition”); or (B) give Seller and Escrow Agent written notice stating that the condition of the FF&E is not acceptable and specifying the reasons therefor (a “Rejection Notice”). As used in the preceding sentence, “Sufficient Percentage” means at least ninety percent (90%) of the items listed in rows 415 through 428 on Attachment “1” (“Furniture Items”), and at least ninety (90%) of all FF&E items (including the Furniture Items) listed in Attachment “1”, are in Acceptable Condition.

B.	If (i) Buyer gives Seller and Escrow Agent a Rejection Notice, and (ii) at least ninety percent (90%) of the Furniture Items and at least seventy-five percent (75%) of all FF&E items (including the Furniture Items) listed in Attachment “1” are in Acceptable Condition, the Purchase Price shall be reduced proportionally, calculated by multiplying the original $1,000,000 Purchase Price by the percentage of all FF&E items (including the Furniture Items) in Acceptable Condition, rounded to the nearest whole number. For example, if at least ninety percent (90%) of the Furniture Items and eighty percent (80%) of all FF&E items (including the Furniture Items) are in Acceptable Condition, the Purchase Price shall be reduced to $800,000. Within fifteen (15) business days following the expiration of the Inspection Period (the “Negotiation Period”), the Purchase Price reduction calculated pursuant to this Section 2.B shall be confirmed by Buyer and Seller executing and delivering a written agreement amending this Bill of Sale Agreement (an “Amended Bill of Sale Agreement”) and giving Escrow Agent a written notice signed by both parties enclosing a copy of such Amended Bill of Sale Agreement (a “Joint Settlement Notice”).

C.	If (i) Buyer gives Seller and Escrow Agent a Rejection Notice, and (ii) less than ninety percent (90%) of the Furniture Items or less than seventy-five percent (75%) of all FF&E items (including the Furniture Items) listed in Attachment “1” are in Acceptable Condition, Buyer and Seller shall have until the expiration of the Negotiation Period to execute and deliver an Amended Bill of Sale Agreement and to give Escrow Agent a Joint Settlement Notice.

D.	Buyer and Seller agree to negotiate in good faith during the Negotiation Period to resolve any disputes concerning the FF&E condition or Purchase Price adjustment. Both parties acknowledge that failure to reach an agreement during the Negotiation Period may result in termination of this Agreement and recognize that such termination would materially impact the interests of both parties. Accordingly, each party agrees to participate meaningfully and reasonably in such negotiations.

E.	If Buyer gives Seller and Escrow Agent a Rejection Notice and thereafter, both parties do not give Escrow Agent a Joint Settlement Notice within the Negotiation Period, then either party shall be entitled to terminate this Bill of Sale Agreement at any time thereafter by giving a written termination notice to Escrow Agent before Escrow Agent receives a Joint Settlement Notice. In that event, (i) Seller shall retain possession of all FF&E and the Warehouse Items, (ii) Buyer shall vacate the Leased Premises without further claims to the FF&E or the Warehouse Items, (iii) this Bill of Sale Agreement shall become null and void and (iv) the parties shall have no further obligations under this Bill of Sale Agreement, except that either party shall be entitled to pursue any legal or equitable remedies that may be available to such party for any prior breach by the other party of its obligations pursuant to this Bill of Sale Agreement.

3.	Transfer. As of the date (the “Transfer Date”) Buyer gives Seller and Escrow Agent an Acceptance Notice, or both parties give Escrow Agent a Joint Settlement Notice, Seller shall be deemed to have (i) SOLD, TRANSFERRED, ASSIGNED, and CONVEYED to Buyer all of Seller’s right, title and interest in and to the FF&E and the Warehouse Items, and (ii) legally surrendered the Leased Premises to Landlord such that the Mustang Lease shall have terminated, and the estate of Seller in and to the Leased Premises shall have been wholly extinguished.

4.	Disclaimers. Buyer acknowledges that it shall enter the Leased Premises for purposes of this Agreement at Buyer’s sole risk and to such end, Buyer shall indemnify, defend and hold Seller harmless from and against any and all Loss and Expense (as defined in Paragraph 6 herein) arising out of the entry by Buyer into the Leased Premises pursuant hereto and caused by the negligence or intentional misconduct of Buyer, its agents, contractors or employees. Upon the Transfer Date, the FF&E and the Warehouse Items shall be deemed to have been conveyed by Seller and accepted by Buyer AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED, OR STATUTORY, IT BEING THE INTENTION OF SELLER AND BUYER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, EXCEPT THAT THE FOREGOING SHALL NOT BE CONSTRUED TO NEGATE THE TERMS AND CONDITIONS SET FORTH IN PARAGRAPH 2 HEREIN OR SELLER’S WARRANTY OF TITLE SET FORTH IN PARAGRAPH 7 HEREIN.

5.	Escrow. The Purchase Price shall be paid by Buyer pursuant to the terms and conditions of the Escrow Agreement. Each party shall comply with its respective obligations under the Escrow Agreement. Title to the FF&E and the Warehouse Items and risk of loss with respect to each of them will pass to Buyer upon the Transfer Date and, as of the Transfer Date, Seller shall become fully entitled to receipt of the Purchase Price within the timeframe specified in the Escrow Agreement.

6.	Retained Liabilities. Notwithstanding any provision to the contrary in this Bill of Sale Agreement or applicable law, Seller shall be solely responsible for paying all taxes imposed by any federal, state, local or foreign governmental authority with respect to the sale or transfer of the FF&E and the Warehouse Items contemplated by this Agreement, including but not limited to sales tax, use tax, transfer tax, duties, fees, charges, assessments or other impositions of any kind (collectively, the “Taxes”). Seller shall timely remit to the appropriate governmental authorities all Taxes required to be collected or paid in connection with the sale or transfer of the FF&E and the Warehouse Items. Seller shall provide Buyer with evidence of such remittance, to the extent due and payable, upon request. Seller shall indemnify, defend and hold Buyer harmless from and against any and all liabilities, claims, demands, actions, causes of action, losses, damages, costs and expenses, including reasonable attorneys’ fees and court costs (collectively, “Loss and Expense”) arising out of or relating to any failure by Seller to pay any Taxes or to comply with any reporting or remittance obligations with respect to such Taxes.

7.	Seller hereby warrants that it has good and valid title to the FF&E and the Warehouse Items, free and clear of any and all liens, claims, leases, licenses and other encumbrances.

8.	Neither party will be liable to the other party for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this Bill of Sale Agreement or the transactions contemplated hereby (whether for breach of contract, tort, negligence, or other form of action) and irrespective of whether either party has been advised of the possibility of any such damage.

9.	Seller represents and warrants to Buyer that (i) neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than Kelleher & Sadowsky Associates, Inc. (“K&S”) and Cushman & Wakefield (“C&W”) in the negotiation or making of this Bill of Sale Agreement, and (ii) K&S is not owed any commission or other fee in connection with this Bill of Sale Agreement. Seller agrees to defend, indemnify and hold Buyer harmless from any and all Loss and Expense incurred as a result of any inaccuracy in the foregoing representation and warranty made by Seller. Buyer represents and warrants to Seller that (i) neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than K&S and C&W, in the negotiation or making of this Bill of Sale Agreement and (ii) C&W is not owed any commission or other fee in connection with this Bill of Sale Agreement. Buyer agrees to defend, indemnify and hold Seller harmless from any and all Loss and Expense incurred as a result of any inaccuracy in the foregoing representations and warranties made by Buyer.

10.	In the event of litigation between Seller and Buyer in connection with this Agreement, the reasonable attorneys’ fees and court costs incurred by the party prevailing in such litigation shall be borne by the non-prevailing party.

11.	This Bill of Sale Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

12.	This Bill of Sale Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns. Any and all rights granted to either party hereto may be exercised by their agents or personal representatives.

13.	The submission by either party (“Submitting Party”) of this Bill of Sale Agreement for execution by the other party and the actual execution and delivery thereof by the other party shall have no binding force and effect on the Submitting Party unless and until each party has executed this Agreement and delivered same to the other party.

14.	Time is of the essence of this Agreement.

15.	All notices demands, requests or other communications required or permitted to be given hereunder must be in writing and must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery against a receipt, (iii) by Federal Express or a similar nationally recognized overnight courier service, or (iv) by electronic mail with a confirmation copy delivered by another method set forth in this Paragraph 15. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Bill of Sale Agreement upon the date of receipt or refusal, except that whenever under this Bill of Sale Agreement a notice is either received (or refused) on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt (or refusal) or required delivery shall automatically be extended to the next business day. The address for proper notice to Escrow Agent under this Bill of Sale Agreement is set forth in the Escrow Agreement. The addresses for proper notice to Seller or Buyer under this Bill of Sale Agreement are as follows:

As to Seller:	[***]

With a copy to:	[***]

As to Buyer:	[***]

With a copy to:	[***]

16.	This Bill of Sale Agreement is governed by and is to be construed under the laws of the Commonwealth of Massachusetts and may be executed in several counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another electronic signature file sent by email), each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Any executed counterpart of this Agreement delivered by PDF, or another file sent by email shall be equally effective as an original counterpart for all purposes.

[signature page follows]

IN WITNESS WHEREOF, this Bill of Sale Agreement is executed as of the date first above written.

SELLER:		BUYER:

Mustang Bio, Inc.		AbbVie Bioresearch Center Inc.
a Delaware corporation		a Delaware corporation

By:	/s/ Manuel Litchman	By:	/s/ Stefan Geldmeyer
Name: Manuel Litchman		Name: Stefan Geldmeyer
Title: President & CEO		Title: VP Corporate Treasurer

JOINDER

Landlord hereby joins in executing this Bill of Sale Agreement solely for the purpose of agreeing that (i) Buyer shall be permitted to enter the Leased Premises during the Inspection Period for the purpose set forth in Paragraph 2 above, and (ii) pursuant to the Mustang Amendment, the Mustang Lease shall terminate as of the Transfer Date.

LANDLORD:

WCS - 377 Plantation Street, Inc.
a Delaware corporation

By:	/s/ Marcy Culverwell
Name: Marcy Culverwell
Title: President

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